Exhibit 99(a)
NEWS RELEASE
For Immediate Release
For more information:
Michael T. Vea, Chairman, President and CEO — 812-464-9604
Martin M. Zorn, CFO, EVP-Finance and Risk 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677
INTEGRA BANK REPORTS INCREASE IN 1st QUARTER NET INCOME
•	Solid Loan Growth—Commercial and Consumer Increase by 12% and 8% from First Quarter of 2005
•	Non-Interest Income up $1.5 million or 23%, Fueled by Increase in Deposit Service Charges
•	Credit Quality Results Include Positive Recent Developments on Large Non-Performing Loan
•	Net Interest Income Declines by $0.9 million and 4% Due to Continued Effects of Flat Yield Curve
•	Tax Rate Increases From 20.1 to 24.0%, as Company Projects Higher Earnings Throughout 2006
EVANSVILLE, INDIANA – April 18, 2006 – Integra Bank Corporation (Nasdaq: IBNK) today reported 2006 first quarter net income of $6.6 million, an increase of $0.2 million or 2.6% over first quarter 2005 results. Earnings per diluted share were $0.37 for both quarters. First quarter 2006 results, as compared to the first quarter of 2005, included an increase in non-interest income of $1.5 million, which was offset by a decrease in net interest income of $0.9 million and increased income tax expense of $0.5 million. Non-interest expense and the provision for loan losses were consistent with first quarter 2005 amounts.
“We are pleased with our first quarter results in several areas, which leads us to a more positive outlook for the remainder of 2006,” stated Mike Vea, Chairman, President and CEO. “We added significant numbers of new business and consumer accounts. This led to solid growth in deposits, loans, and fee income. We are very pleased with the recently announced resolution of a large non-performing loan which paid off on April 11, 2006. The payoff will have a positive impact to 2006 earnings with a significant reduction in non-performing loans in the second quarter of 2006. The first quarter included several profit improvement initiatives which should also benefit income for the remainder of 2006.”
The increase in non-interest income was driven primarily by the continued success of the High Performance Checking program implemented in 2005 and resulted in increases in the total number of checking accounts and related service fees. The reduction in net interest income was caused by the impact of the flattening of the yield curve throughout 2005 and 2006, as well as changes in the liabilities used to fund earning assets. The increase in income taxes was due primarily to an increase in the effective tax rate used as the Company projects higher earnings throughout 2006.
Returns on assets and equity were 0.98% and 11.96%, respectively, for the first quarter of 2006, compared to 0.94% and 12.26% for the first quarter of 2005 and 1.00% and 12.38% for the fourth quarter of 2005.
Strong Loan Growth Continues
Average loans for the first quarter of 2006 grew $101 million or 6.1% from the first quarter of 2005 and $27 million or 6.3% on an annualized basis from the fourth quarter of 2005, fueled primarily by increases in commercial loans of 11.8% and 17.0%, respectively. The commercial growth has come mainly from commercial real estate, including real estate construction and development loans, which increased an average of $96 million, or 21.2% from the first quarter of 2005 and $29 million or 22.9% on an annualized basis from the fourth quarter of 2005. Additionally, non-real estate secured commercial loans grew, on an average basis, $9.3 million from the fourth quarter of 2005 or 9.4% annualized. The commercial loan growth was accompanied by an increase in commercial deposit accounts totaling $8.9 million, a 5.7% increase from the first quarter of 2005.
Average consumer loans continued to show strong growth of 8.0% from the first quarter of 2005, more than offsetting a 7.8% decline in residential mortgage loans from the same period. Total consumer loans declined 4.4%, on an annualized basis, from the fourth quarter of 2005, which is in line with the seasonality the Company has experienced in the past for these types of loans.
“The ongoing success of our commercial real estate initiative has continued to help us achieve our goals for loan growth, credit quality, and deposit growth and is helping us achieve momentum in improving the mix of our earning assets. Additionally, we are excited about the growth we experienced during the first quarter in the rest of our commercial loan portfolio and believe that we are positioned for future growth throughout 2006. Our emphasis continues to be to bring more new customers into the bank and to do more with our current customers,” added Vea.
Net Interest Income
Net interest income for the quarter declined $0.9 million, or 4.5% from the first quarter of 2005. The net interest margin of 3.34% was down 0.16% from the year ago quarter and 0.05% from the fourth quarter of 2005. The continued flattening of the yield curve, and, to a lesser extent, the migration of lower rate deposits into higher rate money market and certificates of deposit were the primary drivers in the decline. The impact to net interest income from the May 2005 branch sale, which included $14 million of loans and $68 million of deposits, and the impact of the strategic decision to lower the level of the securities portfolio by an average of $130 million, were offset by the $101 million growth in average loans.
During the fourth quarter of 2005, the Company began to add additional fixed rate funding to partially replace approximately $152 million of fixed rate Federal Home Loan Bank advances scheduled to mature in March, 2006 and carrying a weighted average rate of 2.43%. The results of this refinancing had a slight negative impact on first quarter 2006 net interest income as well as the net interest margin.
Non-Interest Income
First quarter non-interest income was $8.1 million, which represented an increase of $1.5 million from the first quarter of 2005. The increase was driven primarily by an increase in service charges on deposit accounts and debit card interchange income of $1.2 million.
The year ago quarter included $0.7 million of securities losses which were offset by a $0.4 million gain on the sale of the merchant credit card portfolio and $0.4 million in merchant royalties recognized before the sale.
Non-Interest Expense
First quarter 2006 non-interest expense was $19.2 million, which was in line with first quarter 2005 expense.
First quarter 2006 results include an increase in salaries and employee benefits expense that resulted from higher health insurance expense of $0.7 million, the elimination of $0.4 million of merchant credit card processing expense, $0.2 million of lower professional fees due to higher Sarbanes-Oxley compliance costs incurred in the first quarter of 2005, and $0.2 million of employee departure expense. The increase in health insurance expense was the result of higher than expected claims during the first quarter of 2006, and lower than expected expense during the first quarter of 2005.
Credit Quality
As previously announced, the bankruptcy court supervising the Chapter 11 case of the regional grocery store chain responsible for a large non-performing loan, approved a reorganization plan on March 25, 2006. On April 11, 2006, the non-performing loan, which had a balance of $12.6 million at March 31, 2006, was paid off, resulting in a net charge-off of $1.7 million, which will be reported in the second quarter of 2006. These events reduced the balance of non-performing loans, as of April 11, 2006, to $9.8 million.
Net charge-offs were $1.6 million, resulting in a net charge-off ratio of 0.36% for the quarter ended March 31, 2006, as compared to $0.9 million or 0.22% for the quarter ended March 31, 2005. The provision was $0.4 million. Included within the $1.6 million in charge-offs were approximately $0.9 million of loans for which specific reserves had previously been provided and therefore $0.7 million of loans for which specific reserves had not been provided. Of this $0.7 million of loans, the provision covered $0.4 million. The remaining $0.3 million in charge-offs were covered by the reduction in the specific reserve which had previously been established for the regional grocery store loan described above. In total, that specific reserve was reduced by $1.1 million during the quarter.
Income Taxes
The effective tax rate for the first quarter of 2006 was 24.0%, which is what the Company expects its effective rate to be for all of 2006, as it projects a higher level of net income throughout 2006. This compares to an effective rate of 20.1% for the first quarter of 2005, and 22.4% for all of 2005. The incremental increase in the tax rate of 3.9%, as compared to the first quarter of 2005, resulted in $0.3 million of higher tax expense.
Moody’s Investors Service Reaffirms Integra Bank Deposit Ratings
In March 2006, Moody’s Investors Service reaffirmed their Baa2, investment grade rating of Integra Bank N.A.’s long term deposits with a stable outlook on the rating.
Conference Call
Integra executive management will hold a conference call to discuss the contents of this news release, business highlights and its financial outlook, on Thursday, April 20, 2006, at 10:00 a.m. CDT. The telephone number for the conference call is (877) 363-0523. The conference call also will be available by webcast within the Investor Relations section of the company’s web site, http://www.integrabank.com.
About Integra
Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $2.7 billion at March 31, 2006, Integra operates 74 banking centers and has 126 Integra ATMs available for its customers at locations in Indiana, Kentucky, Illinois and Ohio. Integra is committed to providing the highest level of customer service to its retail, small business and corporate customers through its offices, ATMs and online banking services. Integra Bank Corporation’s Corporate Governance Quotient (CGQ) rating as of April 1, 2006, has IBNK outperforming 97.7% of the companies in the Russell 3000 Index and 98.3% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. For retail customers, Integra Bank N.A. offers telephone and Internet banking through its BANK ANYTIME service. Integra also offers BUSINESS BANKNET online banking for its business customers. Additional information may be found at the company’s web site, http://www.integrabank.com.
Safe Harbor
Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following without limitation: general, regional, and local economic conditions and their effect on interest rates, the yield curve, the Company and its customers; credit risks and risks from concentrations (geographic and by industry) within the loan portfolio; changes in regulations or accounting policies affecting financial institutions; the costs and effects of litigation and of unexpected or adverse outcomes of such litigation; technological changes; acquisitions and integration of acquired businesses; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; the outcome of efforts to manage interest rate or liquidity risk; competition; and acts of war or terrorism. The Company undertakes no obligation to release revisions to these forward-looking statements or to reflect events or conditions occurring after the date of this release.

Summary Operating Results Data
Here is a summary of the Company’s first quarter 2006 operating results:
Diluted net income per share of $0.37 for first quarter 2006
•	Compared with $0.39 for fourth quarter 2005

•	Compared with $0.37 for first quarter 2005
Return on assets of 0.98% for first quarter 2006
•	Compared with 1.00% for fourth quarter 2005

•	Compared with 0.94% for first quarter 2005
Return on equity of 11.96% for first quarter 2006
•	Compared with 12.38% for fourth quarter 2005

•	Compared with 12.26% for first quarter 2005
Net interest margin of 3.34% for first quarter 2006
•	Compared with 3.39% for fourth quarter 2005

•	Compared with 3.50% for first quarter 2005
Allowance for loan losses of $23.2 million or 1.33% of loans at March 31, 2006
•	Compared with $24.4 million or 1.39% at December 31, 2005

•	Compared with $23.3 million or 1.40% at March 31, 2005

•	Equaled 104.9% of non-performing loans at March 31, 2006, compared with 97.4% at December 31, 2005 and 129.1% at March 31, 2005
Non-performing loans of $22.2 million or 1.27% of loans at March 31, 2006
•	Compared with $25.1 million or 1.43% of loans at December 31, 2005

•	Compared with $18.0 million or 1.09% at March 31, 2005
Annualized net charge-off rate of 0.36% for first quarter 2006
•	Compared with 0.17% for fourth quarter 2005

•	Compared with 0.22% for first quarter 2005

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,	March 31,
ASSETS	2006	2005	2005

Cash and due from banks	$67,004	$62,643	$60,753
Federal funds sold and other short-term investments	89	112	129
Loans held for sale (at lower of cost or market value)	1,623	522	14,372
Securities available for sale	670,659	681,030	802,650
Regulatory stock	33,139	33,102	33,003
Loans:
Commercial loans	956,413	951,518	865,928
Consumer loans	421,575	427,479	395,645
Mortgage loans	368,499	371,195	397,798
Less: Allowance for loan losses	(23,234)	(24,392)	(23,259)

Net loans	1,723,253	1,725,800	1,636,112
Premises and equipment	49,311	50,106	51,686
Goodwill	44,491	44,491	44,839
Other intangible assets	7,532	7,765	8,464
Other assets	102,105	102,571	106,991

TOTAL ASSETS	$2,699,206	$2,708,142	$2,758,999

LIABILITIES
Deposits:
Non-interest-bearing demand	$265,649	$263,095	$247,457
Savings & interest checking	514,388	514,627	585,954
Money market	270,543	246,256	222,393
Certificates of deposit and other time deposits	905,347	784,525	837,040

Total deposits	1,955,927	1,808,503	1,892,844
Short-term borrowings	346,239	399,588	319,183
Long-term borrowings	153,777	256,862	319,109
Other liabilities	20,574	23,091	19,383

TOTAL LIABILITIES	2,476,517	2,488,044	2,550,519

SHAREHOLDERS’ EQUITY
Preferred stock - 1,000 shares authorized — None outstanding
Common stock — $1.00 stated value - 29,000 shares authorized	17,488	17,465	17,387
Additional paid-in capital	128,500	127,980	126,697
Retained earnings	84,381	80,622	68,088
Accumulated other comprehensive loss	(7,680)	(5,969)	(3,692)

TOTAL SHAREHOLDERS’ EQUITY	222,689	220,098	208,480

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,699,206	$2,708,142	$2,758,999

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2006	2005	2005	2005	2005

INTEREST INCOME
Interest and fees on loans and leases	$28,731	$28,119	$26,608	$25,438	$24,061
Interest and dividends on securities	7,738	7,970	8,311	8,720	8,945
Dividends on regulatory stock	406	385	398	371	374
Interest on loans held for sale	31	36	78	136	105
Interest on federal funds sold and other investments	208	56	22	35	11

Total interest income	37,114	36,566	35,417	34,700	33,496

INTEREST EXPENSE
Interest on deposits	11,053	10,014	8,889	8,445	7,676
Interest on short-term borrowings	3,265	3,431	3,575	2,610	814
Interest on long-term borrowings	2,678	2,685	2,625	2,849	3,945

Total interest expense	16,996	16,130	15,089	13,904	12,435

NET INTEREST INCOME	20,118	20,436	20,328	20,796	21,061
Provision for loan losses	394	515	558	4,316	375

Net interest income after provision for loan losses	19,724	19,921	19,770	16,480	20,686

NON-INTEREST INCOME

Service charges on deposit accounts	4,055	4,226	4,162	3,945	3,022
Trust income	632	509	475	518	477
Other service charges and fees	1,912	1,642	1,766	1,708	2,026
Securities gains (losses)	—	(4)	(455)	(340)	(733)
Gain on sale of other assets	91	61	266	6,037	422
Other	1,371	1,844	1,731	1,243	1,330

Total non-interest income	8,061	8,278	7,945	13,111	6,544

NON-INTEREST EXPENSE

Salaries	7,256	7,174	7,389	7,662	7,316
Commissions and incentives	933	608	968	1,321	863
Other benefits	2,274	1,457	1,749	1,727	1,636
Occupancy	1,942	1,888	1,936	1,901	1,881
Equipment	845	821	917	923	923
Low income housing expense	628	552	544	568	546
Other	5,280	6,229	6,021	5,973	6,064

Total non-interest expense	19,158	18,729	19,524	20,075	19,229

Income before income taxes	8,627	9,470	8,191	9,516	8,001
Income taxes expense	2,070	2,616	1,585	2,066	1,612

NET INCOME	$6,557	$6,854	$6,606	$7,450	$6,389

Earnings per share:
Basic	$0.38	$0.39	$0.38	$0.43	$0.37
Diluted	0.37	0.39	0.38	0.43	0.37

Weighted average shares outstanding:
Basic	17,434	17,418	17,400	17,365	17,343
Diluted	17,521	17,480	17,504	17,440	17,414

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except for per share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2006	2005	2005	2005	2005

EARNINGS DATA
Net Interest Income (tax-equivalent)	$20,782	$21,121	$20,886	$21,736	$21,850
Net Income	6,557	6,854	6,606	7,450	6,389
Basic Earnings Per Share	0.38	0.39	0.38	0.43	0.37
Diluted Earnings Per Share	0.37	0.39	0.38	0.43	0.37
Dividends Declared	0.16	0.16	0.16	0.16	0.16
Book Value	12.73	12.60	12.55	12.49	11.99
Tangible Book Value	9.76	9.61	9.55	9.47	8.92

PERFORMANCE RATIOS
Return on Assets	0.98%	1.00%	0.96%	1.08%	0.94%
Return on Equity	11.96	12.38	11.95	13.92	12.26
Net Interest Margin (tax-equivalent)	3.34	3.39	3.34	3.45	3.50
Tier 1 Capital to Risk Assets	10.73	11.21	11.08	10.88	10.64
Capital to Risk Assets	12.60	13.15	13.04	12.84	12.58
Tangible Equity to Tangible Assets	6.45	6.32	6.19	6.10	5.74
Efficiency Ratio	65.61	62.90	65.84	68.06	66.16

AT PERIOD END
Assets	$2,699,206	$2,708,142	$2,744,858	$2,756,297	$2,758,999
Interest-Earning Assets	2,451,997	2,464,958	2,482,749	2,500,742	2,509,525
Commercial Loans	956,413	951,518	906,435	890,296	865,928
Consumer Loans	421,575	427,479	426,951	411,205	395,645
Mortgage Loans	368,499	371,195	382,853	395,099	397,798
Total Loans	1,746,487	1,750,192	1,716,239	1,696,600	1,659,371
Deposits	1,955,927	1,808,503	1,823,891	1,845,010	1,892,844
Valuable Core Deposits (1)	1,050,580	1,023,978	991,248	1,038,677	1,055,804
Interest-Bearing Liabilities	2,190,294	2,201,858	2,241,858	2,271,827	2,283,679
Shareholders’ Equity	222,689	220,098	219,158	217,737	208,480
Unrealized Gains (Losses) on Market Securities (FASB 115)	(7,680)	(5,969)	(2,603)	538	(3,692)

AVERAGE BALANCES
Assets	$2,718,293	$2,726,591	$2,739,496	$2,768,782	$2,751,176
Interest-Earning Assets (2)	2,480,070	2,470,223	2,480,112	2,508,020	2,496,073
Commercial Loans	957,459	918,968	888,017	883,379	856,098
Consumer Loans	423,194	427,857	421,003	404,756	391,814
Mortgage Loans	369,912	376,782	386,418	396,945	401,256
Total Loans	1,750,565	1,723,607	1,695,438	1,685,080	1,649,168
Deposits	1,877,908	1,851,145	1,822,666	1,900,846	1,908,035
Valuable Core Deposits (1)	1,021,591	1,015,342	1,008,104	1,052,116	1,062,462
Interest-Bearing Liabilities	2,218,339	2,222,681	2,248,754	2,281,783	2,269,409
Shareholders’ Equity	222,354	219,574	219,393	214,702	211,318
Basic Shares	17,434	17,418	17,400	17,365	17,343
Diluted Shares	17,521	17,480	17,504	17,440	17,414

(1)	Defined as money market, demand deposit and savings accounts.

(2)	Includes securities available for sale at amortized cost.

(3)	Includes non-performing loans classified as loans held for sale.

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con’t
(In thousands, except ratios and yields)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2006	2005	2005	2005	2005

ASSET QUALITY

Non-Performing Assets:
Non Accrual Loans (3)	$21,997	$25,013	$24,895	$29,590	$17,883
Loans 90+ Days Past Due	159	40	269	382	132

Non-Performing Loans (3)	22,156	25,053	25,164	29,972	18,015
Other Real Estate Owned	458	440	422	228	152

Non-Performing Assets	$22,614	$25,493	$25,586	$30,200	$18,167

Allowance for Loan Losses:
Beginning Balance	$24,392	$24,613	$25,247	$23,259	$23,794
Provision for Loan Losses	394	515	558	4,316	375
Recoveries	374	379	440	409	223
Loans Charged Off	(1,926)	(1,115)	(1,632)	(2,737)	(1,133)

Ending Balance	$23,234	$24,392	$24,613	$25,247	$23,259

Ratios:
Allowance for Loan Losses to Loans	1.33%	1.39%	1.43%	1.49%	1.40%
Allowance for Loan Losses to Average Loans	1.33	1.42	1.45	1.50	.41
Allowance to Non-performing Loans (3)	104.87	97.36	97.81	84.24	129.11
Non-performing Loans to Loans (3)	1.27	1.43	1.47	1.77	1.09
Non-performing Assets to Loans and Other Real Estate Owned (3)	1.29	1.46	1.49	1.78	1.09
Net Charge-Off Ratio	0.36	0.17	0.28	0.55	0.22

NET INTEREST MARGIN

Yields (tax-equivalent)
Loans	6.60%	6.45%	6.21%	6.02%	5.87%
Securities	4.94	4.87	4.74	4.95	4.80
Regulatory Stock	4.90	4.66	4.82	4.49	4.53
Other Earning Assets	4.59	5.02	5.07	5.17	5.61

Total Earning Assets	6.11	5.97	5.74	5.66	5.51

Cost of Funds
Interest Bearing Deposits	2.75	2.49	2.24	2.05	1.88
Other Interest Bearing Liabilities	4.02	3.81	3.61	3.42	3.11
Total Interest Bearing Liabilities	3.10	2.87	2.65	2.43	2.21

Total Interest Expense to Earning Assets	2.77	2.58	2.40	2.21	2.01

Net Interest Margin	3.34%	3.39%	3.34%	3.45%	3.50%

(1)	Defined as money market, demand deposit and savings accounts.

(2)	Includes securities available for sale at amortized cost.

(3)	Includes non-performing loans classified as loans held for sale.